EXHIBIT 14

Code of Ethics Policy

First Valley Bancorp, Inc. and Valley Bank
Code of Ethics Policy for Senior Financial Officers

The following is the Code of Ethics Policy for Senior Financial Officers of First Valley Bancorp, Inc. and its wholly-owned subsidiary, Valley Bank. For purposes of this Policy, the term "Company" shall include both First Valley Bancorp, Inc. and Valley Bank, as appropriate.

(For Senior Financial Officers in accordance with the
Sarbanes-Oxley Corporate Responsibility Act of 2002)

It is the policy of the Company that its Employees, Directors, and agents are held to the highest standards of honest and ethical conduct when conducting the affairs of the Company. Because the equity shares of the Company are publicly traded, senior financial officers* of the Company are held to an especially high set of ethical standards, which are further described below. Senior Financial Officers of the Company will not commit acts contrary to these standards of ethical conduct nor shall they condone the commission of such acts by others within the organization.

General Standards of Ethical Behavior

Senior Financial Officers will:

•	Conduct their personal and professional affairs in a way that avoids both real and apparent conflicts of interest between their interests and the interests of the Company.

•	Refrain from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Company.

•
Communicate to Executive Management of the Company and to accountants engaged in financial audits of the Company, all relevant unfavorable as well as favorable information and professional judgments or opinions.

•
Encourage open communication and full disclosure of financial information by providing a well understood process under which Management is kept informed of financial information of importance, including any departures from sound policy, practice, and accounting norms.

•	Ensure that all relevant staff members understand the Company’s open communication and full disclosure standards and processes.

•	Refrain from disclosing confidential information acquired in the course of their work except where authorized, unless legally obligated to do so.

•
Inform subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

•	Refrain from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

Standards Regarding Financial Records and Reporting

Senior Financial Officers will:

•
Establish appropriate systems and procedures to ensure that business transactions are recorded on the Company’s books in accordance with Generally Accepted Accounting Principles, established company policy, and appropriate regulatory pronouncements and guidelines.

•	Establish appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines.

•
Establish and administer financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the safe, sound, and profitable operation of the Company.

•
Completely disclose all relevant information reasonably expected to be needed by the Company’s regulatory examiners and internal and external auditors for the full, complete, and successful discharge of their duties and responsibilities.

*Defined as all Regulation O Executive Officers along with the Chief Executive Officer (CEO), Chief Financial Officer (CFO), Chief Accounting Officer (CAO), Controller, or any person serving in an equivalent position regardless of whether or not they are designated as Executive Officers for Regulation O purposes.

If an Employee, Officer or Director has a complaint or a concern about any accounting, accounting control, or auditing matters at the Company (for example, if it is believed that an accounting or auditing practice is questionable or incorrect), the Employee, Officer or Director must submit a complaint or concern to:

Audit Committee of the Board of Directors
c/o Mr. David W. Florian, Committee Chairman
35 Copper Ridge
Southington, CT 06489

Or

Audit Committee of the Board of Directors
c/o Mark A. Gibson, Committee Vice Chairman
12 Cedar Ridge
Bristol, CT 06010

Such a complaint or concern can also be submitted anonymously or on a confidential basis. If submitted on a confidential basis, the Employee, Officer or Director's name will not be disclosed in the Company’s investigation, but the Company may be required to disclose the person's name to governmental entities. There will be no retaliation against any person making good faith reports or complaints.

Certificate of Adoption

This is to certify that the CODE OF ETHICS POLICY FOR SENIOR FINANCIAL OFFICERS was approved at the Board of Directors meeting, which was duly noticed, legally constituted and held on the 26th day of March, 2007.

Certified this 26th day of March, 2007, by David J. Preleski, Secretary of the Board of Directors.

/s/ David J. Preleski
By: David J. Preleski
Secretary of the Board of Directors